Exhibit 10.19

Virage Logic Corporation
FY2004 Variable Incentive Pay Plan

1. Purpose

The Virage Logic Corporation FY 2004 Variable Incentive Pay Plan (the “Plan”) is intended to: (i) enhance shareholder value by promoting strong linkages between employee contributions and company performance; (ii) support achievement of the business objectives of Virage Logic Corporation and its subsidiaries (the “Company”); and (iii) promote retention of employees.

2. Effective Date

This Plan is only effective for the Company’s 2004 fiscal year beginning October 1, 2003, through September 30, 2004 (the “Fiscal Year”). This Plan is limited in time and will expire automatically on September 30, 2004 (“Expiration Date”). This Plan also supersedes all prior bonus or commission incentive plans, whether with the Company or any subsidiary or affiliate thereof, or any written or verbal representations regarding the subject matter of this Plan.

3. Administration

(a)	The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Administrator”). The Administrator shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which employees are eligible to participate in the plan, (b) prescribe the terms and conditions of VIP Payouts, (c) interpret the Plan and the VIP Payouts, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (e) interpret, amend or revoke any such rules. The Chief Financial Officer and the Controller will be responsible for implementing the Plan.

(b)	All determinations and decisions made by the Administrator, the Board, and any delegate of the Administrator pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

(c)	The Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

(d)	The Company shall provide a summary description of the Plan to each Participant and communicate to each Participant his or her Incentive Target Percentage. The Company will provide Participants in the plan quarterly updates on progress toward achievement of the Company’s revenues and operating profits targets.

4. Eligibility

Any full-time regular employee of the Company in the U.S. may be eligible to participate in this Plan, provided he or she meets all the following conditions (“Participant”):

(e)	Has been employed by the Company for at least one full fiscal quarter prior to the beginning of the fiscal quarter with respect of which a payment may be made;

(f)	is a full-time regular employee of the Company at the last day of the fiscal quarter with respect of which a payment may be made;

(g)	is not concurrently participating in a sales incentive or commission plan;

(h)	has not entered into an employment termination agreement (including, but not limited to, any agreement, other than an employment agreement or offer letter, in respect of an employee’s termination of employment); and

(i)	is not subject to a Performance Improvement Plan or other disciplinary actions.

5. Plan Metrics

(a) Subject to Section 5(b), the payout under this Plan (the “VIP Payout”) of each employee will be determined based upon the following formula:

Base Salary	X	Incentive Target Percentage	X	(Revenue Factor/2	+	Operating Profits Factor/2)	=	Total VIP Payout

The Base Salary is the base salary actually paid to the employee in the fiscal quarter for which a VIP Payout is calculated

Incentive Target Percentage is a percentage of base salary determined by the Administrator according to job function.

Revenue Factor is determined based upon the achievement by the Company of revenue targets established by the Administrator. Revenue shall be measured in accordance with generally accepted accounting principles, excluding certain one-time charges as determined by the Administrator. When the Revenue Factor falls between the stated targets, the Revenue Factor will be determined using a straight-line interpolation approach. In the event that the Company does not reach at least 81% of the operating profits target for the fiscal quarter, the Revenue Factor shall be zero.

Operating Profit Factor is determined based upon the achievement by the Company of operating profit targets established by the Administrator. Operating profit shall be measured in accordance with generally accepted accounting principles, excluding certain one-time charges as determined by the Administrator. When the Operating Profit Factor falls between the stated targets, the Operating Profit Factor will be determined using a straight-line interpolation approach.

(b) All VIP Payouts shall be paid from the general assets of the Company, but only to the extent that the operating profit of the Company for the fiscal quarter exceed the operating profit target determined by the Administrator for such fiscal quarter at the 100% level (the “VIP Pool”). In the event that the VIP Pool is not sufficient to cover all VIP Payouts for the fiscal quarter, the Administrator may, at its sole discretion, (i) provide that the VIP payouts will be pro-rated based on the full amount each employee would have received if the full VIP Payouts were made; or (ii) cancel the grant of the VIP Payouts for such fiscal quarter, in which case the participants in the Plan shall have no rights to receive any partial or full VIP Payout for such fiscal quarter.

(c) In the event of a Participant’s death, participation in the Plan will continue for 30 days following the date of death, or the end of the fiscal quarter, whichever occurs first. Earned prorated VIP payments will be paid to the employee’s estate after the end of the quarterly payout schedule.

(d) VIP payouts for employees with unpaid leaves of absence exceeding 90 days during fiscal year 2004 (not including PTOs used) will be prorated to exclude the entire leave of absence. VIP Payouts for employees with leaves of absence less than or equal to 90 days during FY2004 will not be prorated to exclude the leave of absence.

6. Timing and Form of Payment of VIP Payouts

Subject to the terms and conditions of this Plan, VIP Payouts shall be made on a quarterly basis by the end of the month following the end of the fiscal quarter.

7. Plan Changes

The Compensation Committee of the Board may at any time amend, suspend, or terminate this Plan. Nothing in this Plan is intended to create an entitlement to any employee for any incentive payment hereunder.

8. General Provisions

(a)	Tax Withholding. The Company shall withhold all applicable taxes from any VIP Payout, including any federal, state and local taxes.

(b)	No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. Employment with the Company is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time, to terminate any individual’s employment with or without cause without regard to the effect it might have upon him or her as a Participant under this Plan.

(c)	Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

(d)	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(e)	Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

(f)	Entire Agreement. This Plan, and any resolutions of the Compensation Committee of the Board amending the Plan, is the entire understanding between the Company and the employee regarding the subject matter of this Plan and supersedes all prior bonus or commission incentive plans, or employment contracts whether with any subsidiary, or affiliate thereof (including Virage Logic Corporation) or any written or verbal representations regarding the subject matter of this Plan. Participation in this Plan during the Fiscal Year will not convey any entitlement to participate in this or future plans or to the same or similar bonus benefits. Payments under this Plan are an extraordinary item of compensation that is outside the normal or expected compensation for the purpose of calculating any extra benefits, termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits or other similar payment.